Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
October 25, 2012

Thank you Tim and good morning everyone.

Our Construction Products Group produced an operating profit of $12.7 million during the 3rd quarter of 2012. This is a $5.1 million decline from the same quarter a year ago. The decline is primarily attributable to a soft highway products market, driven by the lack of a federal highway bill.

We are anticipating that the new Federal Highway Bill, MAP-21, will provide a stable environment for planning and funding of highway projects. Clearly economic uncertainty continues to have the potential to impact individual states' ability to provide matching funds.

An encouraging data point is the increased activity in the housing market. A pickup in the residential construction in the markets that we serve should have a positive effect on demand for our concrete and aggregates products.

Moving to our Energy Equipment Group:

In the 3rd quarter, this group continued to make significant progress, posting an operating profit of $9.5 million. From a planning perspective, there is a great deal of uncertainty regarding the future of wind tower demand as the Production Tax Credit seems likely to expire.

We are in the final stages of discussions with our customer to determine the appropriate rate of production for 2013 based on the status of the PTC and overall market demand.

Our expectation is that demand will be lower than our current production rate. We are making the necessary adjustments by transitioning some of our wind tower manufacturing plants to other Trinity product lines but will remain flexible to adjust our production as the market dictates. We will provide more color at the year-end earnings call.

And finally, I will close with our Inland Barge Group:

During the 3rd quarter, our barge business reported an operating profit of $26.9 million.

Our Barge team did a great job during the quarter bringing in $162 million in new orders and delivering $166 million worth of barges. The effects of Hurricane Isaac, while minor, cost us about 70 basis points in operating profit margin. At quarter's end, our barge backlog remained stable at $537 million.

From a market demand perspective, we continue to have mixed conditions. The dry cargo market continues to show weakness as a result of the reduction in domestic coal usage and the poor grain harvest. We are aggressively pursuing new orders but many of our customers remain on the sidelines at this time.

On a positive note, the increased movement of petroleum and chemical products has created a robust market for tank barges. We currently have tank barge orders into 2014.

While our Hopper Barge plants can produce limited sizes of Tank Barges, it is not currently cost effective to convert them to produce the larger Tank Barges. We will continue to analyze the situation and make adjustments as appropriate. We are, however, in the process of a modest capital improvement in one of our Tank Barge plants, which we expect will increase production in 2013 and 2014.

Overall, I continue to be pleased with the performance of our business unit teams.

At this time, I will turn the presentation over to Steve.